Exhibit 10.2

June 11, 2010

Mark Roberts

Dear Mark:

This letter (the “Agreement”) confirms the details of the transition and separation package offered to you by TiVo, Inc (the “Company”). Kindly sign where indicated below, and return this letter to me by Wednesday, June 16, 2010 to signify your agreement to the stated terms.

You have resigned your position as Senior Vice President, Engineering of TiVo, Inc. (the “Company”), effective June 14, 2010 (the “Resignation Date”). During the period beginning June 15, 2010 and ending February 28, 2011, unless terminated earlier in accordance with the terms of Section 4 this Agreement, (the “Transition Period”), you will continue to be employed by the Company, and to provide the transition services described herein. At the end of the Transition Period, you will be entitled to severance and other benefits, under the terms and conditions contained in this Agreement. As a condition of this Agreement, you will execute the Company’s standard form of Proprietary Information and Invention Assignment Agreement Agreement, effective as of the first date of your employment.

1. Wages, Benefits and Compensation during Transition Period.

a)	You will receive your current base salary through the end of the Transition Period. All payments will be made in accordance with the Company’s normal payroll practices, and will be less applicable taxes and authorized withholding. You will receive wages during the scheduled 8-day shut-down of Company operations in December 2010.

b)	During the Transition Period, you will continue to vest in all stock option and other equity awards issued to you, in accordance with the terms of the applicable equity plans, notices of grant and option or other equity award agreements. Except as expressly provided herein, your rights with respect to all stock option and other equity awards shall be as provided in the applicable equity plans, notices of grant and option or other equity award agreements.

c)	Your Company-sponsored medical, dental and vision care benefits will terminate effective June 30, 2010. Thereafter, you will be offered the opportunity to continue coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act of 1983, as amended (“COBRA”). If you timely elect to continue your medical, dental, and/or vision benefits under the terms of COBRA, the Company will reimburse you for your COBRA payments through the end of the Transition Period.

d)	You will be reimbursed for all reasonable and pre-approved business expenses incurred during the Transition Period, in accordance with the Company’s expense reimbursement policies.

e)	Except as specifically provided herein, you will not be eligible to participate in Company-sponsored benefits or compensation programs, including medical, short and long term disability programs, supplemental life insurance, dental and vision care, paid time off (“PTO”), option or other equity awards including the Employee Stock Purchase Plan, incentive compensation awards, and the TiVo Inc 401K Plan, after the Resignation Date. You will be paid all PTO accrued through the Resignation Date, less applicable taxes and withholding, with the June 30, 2010 payroll.

f)	If on or before the end of the Transition Period there is a Change of Control, as defined in the TiVo, Inc. Change of Control Senior Vice President Plan (the “Change of Control Plan”), the vesting in all outstanding stock option and other equity awards issued to you will fully accelerate, in accordance with the terms of the Change of Control Plan. Except as so expressly provided, your right to participate in the Change of Control Plan shall terminate on the Resignation Date.

2. Transition Services. During the Transition Period, you will report to Nancy Kato, Senior Vice President, Human Resources, and will provide the following transition services:

a)	Assist in identifying, interviewing and recruiting candidates for positions in the Company’s Engineering Department.

b)	Attend weekly update meetings with Ms. Kato, in person or by telephone as requested.

c)	Respond to all inquiries about matters previously within the scope of your responsibilities as Senior Vice President, Engineering.

d)	Discharge such other duties as may be reasonably requested of you by Ms. Kato.

During the transition period, you will not be required to work at the Company’s offices other than as requested. We expect the utmost professionalism and diligence to the above-defined transition services.

3. Severance Payment and Benefits.

a)	Contingent upon your faithful discharge of the transition services, and signature of a general release of claims in the form attached hereto no earlier than the last date of the Transition Period and no later than March 5, 2011, then (i) promptly following the Effective Date of the general release of claims and prior to March 15, 2011, you will receive a lump sum payment in the amount of 12 months of your base annual salary, less the amount paid to you during the Transition Period, less applicable taxes and authorized withholding (the “Severance Payment”), and (ii) on the earlier of March 14, 2011 or the date that FY 2011 bonuses are paid to other Company employees, you will receive a FY 2011 bonus in the amount of 50% (fifty percent) of the bonus that you would have received as a Senior Vice President, based on Corporate and Organizational achievements as approved by the Board of Directors, less applicable taxes and authorized withholding (the “FY 2011 Bonus”).

b)	Additionally, if you elect to continue your health insurance coverage under COBRA, the Company will continue to reimburse you for your COBRA premium for medical, dental and vision care coverage for the lesser of (a) 18 months, less the number of months of COBRA premiums for which you were reimbursed during the Transition Period, (b) the date upon which you obtain healthcare coverage from another employer, (c) or the date upon which you otherwise become ineligible for COBRA. You will not be eligible for the Severance Payment and the other benefits of this Section 3 if your employment is terminated by the Company for Cause, as defined in Section 4(b), below.

4. Termination of Employment Prior to February 28, 2011.

a)	The Company may terminate your employment prior to February 28, 2011 at any time, without advance notice. In the event that the termination of your employment by the Company is without Cause, as defined below, and you sign the general release of claims in the form attached hereto no earlier than your last date of employment and no later than March 5, 2011, then (i) promptly following the Effective Date and prior to March 15, 2011, you will receive the Severance Payment, less applicable taxes and other authorized withholding, (ii) on the earlier of March 14, 2011 or the date on which FY 2011 bonuses are paid to other Company employees, you will receive a FY 2011 bonus in the amount of 50% (fifty percent) of the bonus that you would have received as a Senior Vice President, based on Corporate and Organizational achievements as approved by the Board of Directors, less applicable taxes and authorized withholding, (iii) the Company will continue to reimburse your COBRA premiums for medical, vision and dental care benefits through the earlier of December 31, 2011 or the date upon which you obtain healthcare coverage through another employer or otherwise become ineligible for COBRA, and (iii) the Company will accelerate the vesting of all stock options and other equity awards issued to you in an amount equal to the number of options or other awards in which you would have vested, or with respect to which the Company’s right of repurchase would have expired, had you continued to be employed through February 28, 2011. In the event that the termination of your employment is for Cause, you will receive salary and vesting of stock options and other equity awards through the termination date only.

b)	“Cause” for the purpose of this Section 4 means you fail to substantially perform the transition services, you engage in an act or omission which is in bad faith and to the detriment of the Company, you engage in misconduct or willful malfeasance, or in any act of dishonesty, moral turpitude, disclosure of Company confidential information not required by the transition services, commercial bribery, criminal act or perpetration of fraud.

c)	You may terminate your employment prior to February 28, 2011 at any time, without advance notice. If you do so, you will receive (i) salary and vesting of stock options and other equity awards through the termination date, (ii) the Severance Payment, (iii) the FY 2011 Bonus, and (iv) reimbursement of medical, vision and dental care benefits through the earlier of December 31, 2011 or the date upon which you obtain healthcare coverage through another employer or otherwise become ineligible for COBRA.

d)	If your employment terminates prior to February 28, 2011 by reason of your death, TiVo will pay all salary accrued but unpaid and issue certificates for stock options and other equity awards vested through the date of your death to * trustees of the * (the “Designee”). TiVo will also remit to your Designee (i) the Severance Payment, (ii) the FY 2011 Bonus, and (iii) will reimburse your Designee for medical, vision and dental care benefits for your surviving dependents through the earlier of December 31, 2011 or the date upon which your surviving dependents obtain healthcare coverage through another employer or otherwise become ineligible for COBRA.

5. Release of Claims. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)	On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the Resignation Date, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company, your resignation of your officer position and your pending employment separation, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company.

b)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6. Voluntary and Knowing Agreement. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all its provisions and that you are voluntarily accepting its terms.

7. Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as otherwise provided under this paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein. To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

8. Entire Agreement; Amendment. This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the terms of your employment transition and separation. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

Please date and sign the enclosed copy of this letter in the places indicated below to signify your agreement, and return that copy to Nancy Kato, Senior Vice President, Human Resources. The General Release of Claims should be signed and returned to Ms. Kato no earlier than the last date of the Transition Period and no later than March 5, 2011.

Respectfully,

/s/ Nancy Kato
Nancy Kato
Senior Vice President, Human Resources

Accepted and agreed to on this 16 day of June, 2010.

/s/ Mark Roberts
MARK ROBERTS

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this      day of         , 201    , between you, and TiVo, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 1(b), below.

1. General Release of the Company. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

a) On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of your signature of this Release, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company, your resignation of your officer position and your employment separation, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the Age Discrimination in Employment Act (“ADEA”); the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law, including, without limitation, claims for indemnity under California Labor Code Section 2802 and any policy of insurance carried by the Company.

b) In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:

i) You have the right to consult with an attorney before signing this Release;

ii) You have been given at least twenty-one (21) days to consider this Release;

iii) You have seven (7) days after signing this Release to revoke your agreement to it, and that agreement will not be effective, and you will not receive any of the separation benefits outlined in the letter dated June 11, 2010, until that revocation period has expired. If you wish to revoke your acceptance of this Release, you must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following your signature to Nancy Kato, Senior Vice President, Human Resources.

c) YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2. Employee’s Representations. You represent and warrant that:

a) You have returned to the Company all Company property in your possession;

b) You are not owed wages, commissions, bonuses or other compensation, other than wages through the final date of your employment;

c) During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

d) You have not made any disparaging comments about the Company, nor will you do so in the future; and

e) You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

3. Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests.

4. Cooperation With the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed.

5. Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release and the letter dated June 11, 2010 contain our entire agreement with regard to the transition and separation of your employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and the Vice President, Global Human Resources of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

MARK ROBERTS	TIVO, INC.

MARK ROBERTS	By:	Nancy Kato
	Title:	Senior Vice President, Human Resources

Date	Date